Source:     Next Inc.

Next Inc. Announces First Quarter Earnings

Monday April 12, 11:13 am ET

Fall Orders 32% Ahead of Last Year

CHATTANOOGA, Tenn.—(BUSINESS WIRE)—April 12, 2004—Next Inc. (OTCBB: NXTI<http://finance.yahoo.com/q?s=nxti.ob&d=t> - News<http://finance.yahoo.com/q/h?s=nxti.ob> ) an emerging leader in the sportswear and promotional products industry today announced its fiscal first quarter earnings for the three months ended February 29, 2004.

Net sales increased to $3,805,421 for the three months ended February 29, 2004 from $3,705,310 for the three months ended February 28, 2003 or a 2.7% increase. Gross profit (after cost of sales) was $1,274,741 compared to prior year of $1,202,772 and margins improved to 33.5% from 32.5% last year. The Company had a net loss of $27,401 for the first quarter compared to a net loss of $33,137 in the prior year.

Mr. Charles L. Thompson, the Company’s CFO stated, “In the first half of fiscal 2003, 40% of our revenue was from the sale of patriotic items tied to the war in Iraq. Even though the company projected that revenue in the first half of the year would approximate a 10% reduction from the previous year, excluding this non-recurring business tied to the war, we believe the first half of fiscal ‘04 will show year-over-year growth of approximately 50%.”

Mr. Bill Hensley, the Company’s CEO stated, “The first half of our fiscal year has traditionally been our slowest period due to the seasonality of the industry, but we expect fiscal 2004 to be even more back end loaded than previous years. One of our strategic advantages is our unique ability to supply ‘just in time’ inventory for our customers, which allows them to avoid the long lead times associated with ordering from our competitors. Now that we have demonstrated our ability to deliver product much quicker, we’ve found that our customers are better able to plan their inventory and cash flow needs by placing orders later in the year. This in turn allows us to more efficiently utilize our own working capital as well.”

“We continue to be encouraged by our success developing new customers and cross-selling recent product introductions to existing customers. Our new and expanded team of sales professionals is making excellent progress and our e-commerce business is showing dramatic growth. We will continue to add attractive licenses to our product portfolio and plan to make one or two significant accretive acquisitions each year. We expect the Company to show strong, double-digit revenue growth in fiscal 2004. Fall orders are 32% ahead of this same period last year.”

About Next Inc. http://www.nextinc.net

Next, Inc. is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through major college and university, motor sports and other major promotional key licensing agreements and the Company’s own proprietary designs. Next is one of the dominant companies in the highly fragmented licensed promotional products and imprinted sportswear industries.

The company has expanded its distribution to include e-commerce through which a significant amount of the Company’s most popular licensed products is marketed. The most significant are, www.campustraditionsusa.com, www.rpmsportsusa.com, www.americanbiker.net and www.americanwildlifeusa.com

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements